UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported: March 25, 2004)

Commission File Number 1-13739	Registrant; State of Incorporation; Address; and Telephone Number UNISOURCE ENERGY CORPORATION (An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000	IRS Employer Identification Number 86-0786732
1-5924	TUCSON ELECTRIC POWER COMPANY (An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000	86-0062700

Item 5. Other Events

New Credit Agreement

        On March 25, 2004, Tucson Electric Power Company (TEP), entered into a new $401 million credit agreement. The agreement replaces the credit facilities provided under TEP’s $401 million credit agreement that would have expired in 2006. The new credit agreement includes a $60 million revolving credit facility for general corporate purposes and a $341 million letter of credit facility, to support $329 million aggregate principal amount of tax-exempt variable rate bonds. The credit agreement has a five year term through June 30, 2009 and is secured by $401 million in aggregate principal amount of Second Mortgage Bonds issued under TEP’s General Second Mortgage Indenture.

        The credit agreement contains a number of restrictive covenants, including restrictions on additional indebtedness, liens, sale of assets and sale-leasebacks. The credit agreement also contains several financial covenants including: (a) minimum consolidated tangible net worth, (b) a minimum cash coverage ratio, and (c) a maximum leverage ratio. Under the terms of the credit agreement, TEP may pay dividends so long as it maintains compliance with the credit agreement. The previous credit agreement had provided that dividends could not exceed 65% of TEP’s net income. The elimination of such covenant is expected to satisfy one of the closing conditions contained in the acquisition agreement that UniSource Energy Corporation (UniSource Energy) entered into with Saguaro Acquisition Corp. (Saguaro) by permitting TEP to dividend all of its net income to its shareholders. The credit agreement also provides that under certain circumstances, certain regulatory actions could result in a required reduction of the commitments.

        The letter of credit fee of 2.35% on the new facility is significantly lower than the previous credit agreement’s weighted average letter of credit fee of approximately 5%. The agreement also provides for letter of credit fronting fees of 0.25%, which will reduce to 0.125% upon the closing of Saguaro’s acquisition of UniSource Energy; the previous agreement’s fronting fee was 0.25%. Unreimbursed drawings on a letter of credit bear a variable rate of interest based on LIBOR plus 2.25% per annum. Interest savings in 2004 will be partially offset by the write-off of fees associated with the prior facility that were capitalized and being amortized through 2006 and the amortization of fees associated with the entry of the new facility.

        If TEP borrows under the revolving credit facility, the borrowing costs would be at a variable interest rate consisting of a spread over LIBOR or an alternate base rate. The spread is based upon a pricing grid tied to TEP’s leverage. The per annum rate currently in effect on borrowings under TEP’s revolving credit facility, based on its leverage, is LIBOR plus 2.25%. IF TEP’s leverage were to change, the spread over LIBOR could range from 1.50% to 2.25%. Also, TEP pays a commitment fee of 0.50% on the unused portion of the revolving credit facility.

Proposed Acquisition of UniSource Energy

        At a special meeting held on March 29, 2004, the shareholders of UniSource Energy voted to approve the acquisition agreement UniSource Energy entered on November 21, 2003 with Saguaro Acquisition Corp., which is a wholly-owned indirect subsidiary of Saguaro Utility Group L.P. (Saguaro Utility). The acquisition agreement provides that Saguaro Utility will acquire UniSource Energy by merging Saguaro Acquisition Corp. with and into UniSource Energy, with UniSource Energy surviving the merger as a wholly-owned indirect subsidiary of Saguaro Utility.

        More than 69% of the 34,019,401 shares outstanding on the record date voted in favor of the proposal. Of the 24,505,105 votes cast, 23,737,447 votes were cast in favor of approval of the acquisition agreement. Under Arizona law, approval of the acquisition agreement required the affirmative vote of a majority of the outstanding shares of UniSource Energy’s common stock.

        The acquisition still requires approval by the Arizona Corporation Commission (ACC), the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act and the Federal Regulatory Commission under the Federal Power Act, and the satisfaction of other conditions set forth in the acquisition agreement. UniSource Energy filed an application with the ACC for approval of the acquisition on December 29, 2003. Saguaro Utility filed an application with the SEC for approval of the acquisition on March 30, 2004. The waiting period under the Hart-Scott-Rodino Antitrust Improvement Act was terminated on March 19, 2004. UniSource Energy expects to close the transaction during the second half of 2004.

        In addition, on March 25, 2004, an affiliate of Saguaro Utility entered into a $410 million credit agreement in satisfaction of a commitment obtained by Saguaro Utility from lenders in November 2003. The credit agreement will be funded upon closing of the acquisition of UniSource Energy. It includes a $50 million revolving credit facility for general corporate purposes and a $360 million term loan to be used to fund a portion of the acquisition. The lenders’ obligation to make such loans are subject to various closing conditions customary for credit facilities to be used in an acquisition of this type.

Item 7. Financial Statements and Exhibits

Exhibits:

10(a)	Credit Agreement, dated as of March 25, 2004, among TEP, Credit Suisse First Boston, as Paying Agent, JP Morgan Chase Bank, Credit Suisse First Boston and Lehman Brothers Inc., as Co-Administrative Agents, the lenders party thereto and the issuing banks party thereto.

10(b)	Supplemental Indenture No. 5 creating a series of bonds designated Second Mortgage Bonds, Collateral Series D, dated as of March 1, 2004.

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SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

UNISOURCE ENERGY CORPORATION —————————————————— (Registrant)
Date:March 31, 2004	/s/ Kevin P. Larson —————————————————— Vice President and Principal Financial Officer
TUCSON ELECTRIC POWER COMPANY —————————————————— (Registrant)
Date:March 31, 2004	/s/ Kevin P. Larson —————————————————— Vice President and Principal Financial Officer

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